STEVEN M. KLEIN NAMED TO BOARD OF DIRECTORS OF MIDDLESEX WATER COMPANY

ISELIN, NJ,   July 30, 2009    Steven M. Klein, Executive Vice President and Chief Financial Officer of Northfield Bancorp, Inc., (NASDAQ:NFBK) has been named to the Board of Directors of Middlesex Water Company, (NASDAQ:MSEX), a provider of water and wastewater and related services in New Jersey and Delaware. Mr. Klein’s term becomes effective August 1, 2009 and will remain in effect until the next Annual Meeting of Shareholders.
Mr. Klein joined Northfield Bancorp, Inc., a federally chartered stock holding company for Northfield Bank, in 2005. Northfield Bank was organized in 1887 and operates 18 branch offices in New York and New Jersey. Prior to joining Northfield, Mr. Klein served as an audit partner with the international accounting and auditing firm KPMG LLP.
"We welcome Steve to our Board,” said Dennis W. Doll, President and Chief Executive Officer of Middlesex Water.  “His strong accounting, financial and overall business background is a tremendous complement to the broad-based backgrounds and skills of our existing Directors. We are confident Steve will play a valuable role in our Company’s continued growth and success,” added Doll.
Mr. Klein is a member of the American Institute of Certified Public Accountants, New Jersey Society of Certified Public Accountants, the New Jersey League of Community Bankers and America's Community Bankers. He is a graduate of Montclair State University with a Bachelor of Science in Business Administration.
About Middlesex Water Company
Middlesex Water Company, organized in 1897, was recently named one of America’s fastest growing small publicly traded companies by Fortune Small Business magazine.  The Company provides regulated and unregulated water and wastewater utility services in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey  08830
(732) 638-7549
www.middlesexwater.com